Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Tritium DCFC Limited

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(9)
Fees to be Paid	Equity	Warrants to purchase Ordinary Shares(2)	Rule 457(g)	8,366,667	—	—	—	—
Fees to be Paid	Equity	Ordinary Shares issuable upon the exercise of the Warrants(3)	Rules 457(c), 457(f)(1) and 457(f)(3)	21,783,334	$8.13(4)	$177,098,505.42	0.0000927	$16,417.03
Fees to be Paid	Equity	Ordinary Shares, no par value(6)	Rule 457(c)	10,000,000	$6.86(5)	$68,600,000.00	0.0000927	$6,359.22
Fees to be Paid	Equity	Ordinary Shares, no par value(7)	Rule 457(c)	10,062,500	$6.86(5)	$69,028,750.00	0.0000927	$6,398.97
Fees to be Paid	Equity	Ordinary Shares, no par value(8)	Rule 457(c)	95,306,435	$6.86(5)	$653,802,144.10	0.0000927	$60,607.46
	Total Offering Amounts				—	$968,529,399.52	—	$89,782.68
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$89,782.68

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form F-1 (this “Registration Statement”) also covers an indeterminate number of additional securities as may be issuable with respect to the shares being registered for resale hereunder as a result of a stock split, stock dividend, recapitalization or similar event.

(2)

Represents (i) 7,366,667 warrants offered by Decarbonization Plus Acquisition Sponsor II, LLC, a Delaware limited liability company (“DCRN Sponsor”) and certain previous independent directors of Decarbonization Plus Acquisition Corporation II, a Delaware corporation (“DCRN”), that were originally issued to DCRN Sponsor and such previous independent directors in connection with DCRN’s initial public offering, each named as selling securityholders herein, and (ii) 1,000,000 warrants offered by DCRN Sponsor that were originally issued to DCRN Sponsor at the closing of the business combination in connection with working capital loans made by DCRN Sponsor to DCRN (collectively, the “Private Placement Warrants”). The Private Placement Warrants are being registered for resale by the selling securityholders named in this Registration Statement. In accordance with Rule 457(g), the entire registration fee for the Private Placement Warrants is allocated to the Ordinary Shares (as defined below) underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.

(3)

Represents issuance and resale of up to (i) 8,366,667 ordinary shares, no par value (“Ordinary Shares”) of Tritium DCFC Limited (the “Registrant”) underlying the Private Placement Warrants and (ii) 13,416,667 Ordinary Shares underlying warrants, originally issued as warrants of DCRN sold to the public in DCRN’s initial public offering (as assumed by the Registrant, “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”).

(4)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) the sum of (A) $1.23 (rounded up from the average of the high ($1.29) and low ($1.16) prices of the Public Warrants as reported on The Nasdaq Stock Market LLC (“Nasdaq”) on February 7, 2022) and (B) $6.90, the as-adjusted exercise price of the Warrants, resulting in a combined maximum offering price per warrant of $8.13, multiplied by (ii) the applicable number of Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Warrants has been allocated to the underlying Ordinary Shares and those Ordinary Shares are included in the registration fee.

(5)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high ($7.00) and low ($6.71) sales price of the Ordinary Shares as reported on Nasdaq on February 7, 2022.

(6)

Represents (i) 7,500,000 Ordinary Shares offered by certain selling securityholders named herein, to be issued pursuant to the option agreements entered into by and among the Registrant and such selling securityholders, and (ii) 2,500,000 Ordinary Shares offered by Palantir Technologies Inc. (“Palantir”), to be issued to Palantir pursuant to a subscription agreement entered into by and among the Registrant, Palantir Technologies Inc. and DCRN. These shares are expected to be issued in private placements within a short time after the effectiveness of this Registration Statement, and are being registered for resale hereby consistent with the response to Question 139.11 of the Securities Act Rules Compliance and Disclosure Interpretations.

(7)

Represents 10,062,500 Ordinary Shares offered by DCRN Sponsor and certain of DCRN’s previous independent directors, each named as selling securityholders herein, and originally issued as shares of Class B common stock of DCRN, which at the effective time of the merger between Hulk Merger Sub, Inc. and DCRN, were cancelled and converted into shares of Class A common stock of DCRN in accordance with DCRN’s amended and restated certificate of incorporation and, accordingly, were exchanged for Ordinary Shares in connection with the business combination. These shares are being registered for resale by the selling securityholders named in this Registration Statement.

(8)

Represents 95,306,435 Ordinary Shares offered by certain of the Registrant’s affiliates named as selling securityholders herein. These shares are being registered for resale by the selling securityholders named in this Registration Statement.

(9)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.